Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Yorktown Energy Partners, VII L.P. Distributes 700,000 Shares of

Hallador Energy Company Common Stock

DENVER, Colorado, August 20, 2015 (Nasdaq: HNRG)  Hallador Energy Company (Hallador) has been advised by Yorktown Partners LLC (“Yorktown”) that Yorktown Energy Partners VII, L.P. distributed 700,000 shares (about 2% of the total outstanding shares) of Hallador common stock to its limited and general partners after the close of the stock market on August 19, 2015.  After yesterday’s distribution, Yorktown will collectively hold 7.85 million shares of Hallador common stock representing a 27% ownership.

Yorktown informed us that they have not made any determination as to the disposition of their remaining shares.

We were also advised that the shares distributed can be immediately sold.

While we do not know Yorktown’s ultimate strategy to realize the value of their investment, we expect that over time distributions such as this will improve our liquidity and float.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry.  To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com or www.sunrisecoal.com.

Contact:  Rebecca Palumbo

Phone:    303.839.5504 Ext. 316

E-mail:    rpalumbo@halladorenergy.com

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